Filed Pursuant to Rule 433

Registration No. 333-202524

March 9, 2015

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Equity Index Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Accelerated Market Participation SecuritiesTM

(“AMPS”)

}	AMPSTM Linked to the Dollar-Adjusted FTSETM 100 Index (“UKX”)

}	Maturity of three years

}	5x exposure to any positive return in the reference asset, subject to a maximum return of at least 53.5% (to be determined on the Pricing Date)

}	One-for-one downside exposure to any negative return of the reference asset

}	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Accelerated Market Participation SecuritiesTM (“AMPS” or, each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index underlying supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $960 and $990 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Accelerated Market Participation SecuritiesTM (AMPS)

Linked to the Dollar-Adjusted FTSETM 100 Index

Indicative Terms*

Principal Amount	$1,000 per security
Reference Asset	FTSETM 100 Index, as adjusted by the exchange rate between the British pound sterling and the U.S. dollar (“UKX”)
Term	Three years
Upside Participation Rate	500% (5x) exposure to any positive Reference Return, subject to the Maximum Cap
Reference Return	Final Level – Initial Level Initial Level
Payment at Maturity per security

If the underlying Reference Return is greater than or equal to zero, you will receive the lesser of:

a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than zero, at maturity you will lose 1% of the Principal Amount for each percentage point that the Reference Return is less than zero, calculated as follows:

$1,000 + ($1,000 × Reference Return).This means that if the Reference Return is -100%, you will lose your entire investment.

Maximum Cap	At least 53.5% (to be determined on the Pricing Date)
Initial Level	See page FWP-4
Final Level	See page FWP-4
Spot Rate	See page FWP-4
Pricing Date	March 10, 2015
Trade Date	March 9, 2015
Original Issue Date	March 13, 2015
Final Valuation Date	March 8, 2018
Maturity Date	March 13, 2018
CUSIP	40433BH43
Estimated Initial Value:

The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”

* As more fully described beginning on page FWP-4.

The AMPSTM

For investors who seek exposure to the Reference Asset, and who believe that will appreciate over the term of the AMPS, the AMPS provide an opportunity for accelerated returns (subject to a Maximum Cap). If the Reference Return is negative, then the AMPS are subject to 1:1 exposure to any potential decline in the value of the Reference Asset.

If the Reference Asset appreciates over the term of the securities, you will realize 500% (5x) of the Reference Asset appreciation up to the Maximum Cap. If the Reference Asset declines, you will lose 1% of your investment for every 1% decline in the Reference Asset.

The offering period for the AMPS is through March 9, 2015

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities reflecting the 500% (5x) Upside Participation Rate and assuming a Maximum Cap of 53.5% (to be determined on the Pricing Date).

Information about the Reference Asset

Description of the UKX

The UKX is an index calculated, published and disseminated by FTSE, an independent company jointly owned by the London Stock Exchange and The Financial Times.  The UKX measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange.

For further information on the Reference Asset please see “Information Relating to the Reference Asset” on page FWP-15 and in the accompanying Equity Index Underlying Supplement. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC

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USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

HSBC USA Inc. Accelerated Market Participation SecuritiesTM (AMPS)

Linked to the Dollar-Adjusted FTSETM 100 Index

This free writing prospectus relates to an offering of Accelerated Market Participation Securities. The securities will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return is negative, lose up to 100% of your principal.

This free writing prospectus relates to an offering of securities linked to the performance of the FTSETM 100 Index, as adjusted by the exchange rate between the British pound sterling and the U.S. dollar. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset, as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Asset:	FTSETM 100 Index, as adjusted by the exchange rate between the British pound sterling and the U.S. dollar
Trade Date:	March 9, 2015
Pricing Date:	March 10, 2015
Original Issue Date:	March 13, 2015
Final Valuation Date:	March 8, 2018, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, and expected to be March 13, 2018. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.

Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Final Settlement Value:

If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than zero, at maturity you will lose 1% of the Principal Amount for each percentage point that the Reference Return is less than zero, calculated as follows:

$1,000 + ($1,000 × Reference Return).

This means that if the Reference Return is -100%, you will lose your entire investment.

Upside Participation Rate:	500%
Maximum Cap:	At least 53.5% (to be determined on the Pricing Date)
Initial Level:	The Official Closing Level of the Reference Asset on the Pricing Date multiplied by the Spot Rate on the Pricing Date.
Final Level:	The Official Closing Level of the Reference Asset on the Final Valuation Date multiplied by the Spot Rate on the Final Valuation Date.
Official Closing Level:	The closing level of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the level displayed on the Bloomberg Professional® service page “UKX <INDEX>”, any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Spot Rate:

On any scheduled trading day, the Spot Rate will be the currency exchange rate, as determined by the calculation agent, between the British pound sterling and the U.S. dollar, expressed as the amount of U.S. dollars that may be exchanged for one British pound sterling, observed on Bloomberg Professional® service page “GBP <CRNCY> <go>” at the time the Initial Level or Final Level, as applicable, is determined on that scheduled trading day. If the currency exchange rate is not available on Bloomberg Professional® service page “GBP <CRNCY> <go>” at any time that the Spot Rate is to be determined, the calculation agent will determine the exchange rate at that time in good faith by reference to such other Bloomberg Professional® service page or source as it may select in its sole and absolute discretion.

The Spot Rate will increase if the British pound sterling appreciates against the U.S. dollar, and will decrease if the British pound sterling depreciates against the U.S. dollar. Accordingly, in the absence of any change in the level of the FTSETM 100 Index, any depreciation of the British pound sterling against the U.S. dollar will cause the value of the securities, and the Payment at

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Maturity, to decrease.
Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN	40433BH43/US40433BH438
Estimated Initial Value:	The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to a single offering of securities linked to the Reference Asset. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. Although the offering of securities relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and underlying supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and underlying supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Prospectus Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

}	The Prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

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PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a)   $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b)   $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is negative. For example, if the Reference Return is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return is less than zero, you will lose up to 100% of your investment.

Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Sponsor

FTSE Group, an independent company jointly owned by the London Stock Exchange and The Financial Times, is the reference sponsor.

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INVESTOR SUITABILITY

The securities may be suitable for you if:	The securities may not be suitable for you if:

}  You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the level of the Reference Asset will increase over the term of the securities.

}  You are willing to invest in the securities based on the Maximum Cap of at least 53.5% (to be determined on the Pricing Date), which may limit your return at maturity.

}  You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero.

}  You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}  You are willing to forgo dividends or other distributions paid to holders of the stocks comprising the Reference Asset.

}  You do not seek current income from your investment.

}  You are willing to assume the risk that adverse changes in the Spot Rate may reduce the return on your investment.

}  You do not seek an investment for which there is an active secondary market.

}  You are willing to hold the securities to maturity.

}  You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

}  You believe the Reference Return will be negative on the Final Valuation Date or that the Reference Return will not be sufficiently positive to provide you with your desired return.

}  You are unwilling to invest in the securities based on the Maximum Cap of at least 53.5% (to be determined on the Pricing Date).

}  You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero.

}  You seek an investment that provides full return of principal.

}  You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}  You prefer to receive the dividends or other distributions paid on the stocks comprising the Reference Asset.

}  You seek current income from your investment.

}  You are not willing to assume the risk that adverse changes in the Spot Rate may reduce the return on your investment.

}  You seek an investment for which there will be an active secondary market.

}  You are unable or unwilling to hold the securities to maturity.

}  You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and page S-1 of the Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in any of the stocks comprising the Reference Asset. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— General risks related to Indices” in the Equity Index Underlying Supplement;

}	“— Risks associated with non-U.S. companies” in the Equity Index Underlying Supplement;

}	“— Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets” in the Equity Index Underlying Supplement;

}	“— Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the notes” in the Equity Index Underlying Supplement; and

}	“— Even if our or our affiliates’ securities are tracked by an equity index, we or our affiliates will not have any obligation to consider your interests” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

The securities do not guarantee any return of principal. You will be exposed to the decline in the Final Level from the Initial Level. Accordingly, if the Reference Return is less than 0%, your Payment at Maturity will be less than the Principal Amount of your securities. You will lose up to 100% of your investment at maturity if the Reference Return is negative.

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The appreciation on the securities is limited by the Maximum Cap.

You will not participate in any appreciation in the level of the Reference Asset (as multiplied by the Upside Participation Rate) beyond the Maximum Cap of at least 53.5% (to be determined on the Pricing Date). You will not receive a return on the securities greater than the Maximum Cap.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

Changes that affect the UKX will affect the market value of the securities and the amount you will receive at maturity.

The policies of the reference sponsor of the UKX concerning additions, deletions and substitutions of the constituents comprising the UKX and the manner in which the reference sponsor takes account of certain changes affecting those constituents may affect the level of the UKX. The policies of the reference sponsor with respect to the calculation of the UKX could also affect the level of the UKX. The reference sponsor may discontinue or suspend calculation or dissemination of the UKX. Any such actions could affect the value of the securities.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

Changes in the level of the UKX and changes in the exchange rate between the British pound sterling and the U.S. dollar may offset each other.

Movements in the level of the UKX and movements in the exchange rate between the British pound sterling and the U.S. dollar may not correlate with each other. Even if the level of the UKX increases, the exchange rate between the British pound sterling and the U.S. dollar may change such that the Final Level decreases as compared to the Initial Level, and vice versa. Therefore, in calculating the Reference Return, increases or decreases in the level of the UKX may be moderated, or wholly offset, by increases or decreases in the exchange rate between the British pound sterling and the U.S. dollar.

Exposure to fluctuations in exchange rates.

Your return on the securities, if any, will be adjusted for exchange rate fluctuations between the British pound sterling, which is the currency in which the stocks included in the UKX are traded, and the U.S. dollar. If the British pound sterling appreciates or depreciates relative to the U.S. dollar over the term of the securities, you may receive a greater or lower Payment at Maturity due to such fluctuation. The Initial Level and Final Level will be determined by reference to the level of the UKX as denominated in British pounds sterling, converted into U.S. dollars by multiplying the level of the UKX by the Spot Rate on the Pricing Date and the Final Valuation Date, as applicable. As a result, you will have foreign currency exposure, and the value of your securities will be affected by exchange rate fluctuations between the British pound sterling and the U.S. dollar. If the British pound sterling appreciates or depreciates relative to the U.S. dollar over the term of the securities, the value of your securities may increase or decrease at maturity irrespective of the Official Closing Level.

Currency markets may be volatile.

Currency markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the value of the British pound sterling on the Pricing Date or the Final Valuation Date, and therefore, the value of your securities.

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We have no control over the exchange rate between the British pound sterling and the U.S. dollar.

Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in level relative to the U.S. Dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the securities which are affected by the exchange rate between the British pound sterling and the U.S. dollar.

Legal and regulatory risks.

Legal and regulatory changes could adversely affect exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the British pound sterling on the Pricing Date or on the Final Valuation Date and, consequently, the level of the securities.

If the liquidity of the British pound sterling is limited, the level of the securities could be impaired.

Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Pricing Date or on the Final Valuation Date could affect the Spot Rate, and therefore, have an adverse effect on the return on your securities. Limited liquidity relating to the British pound sterling may also result in HSBC USA Inc., as calculation agent, being unable to determine the Initial Level or the Final Level using its normal means. The resulting discretion by the calculation agent in determining the Reference Return could, in turn, result in potential conflicts of interest.

The Spot Rate will not take into account all developments affecting the British pound sterling or the UKX.

Changes in the British pound sterling and the UKX during the term of the securities other than on the Pricing Date or the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Initial Level and the Final Level by multiplying the applicable Official Closing Level of the UKX by the Spot Rate on the applicable date, as described above. The Final Level will be calculated only as of the Final Valuation Date. As a result, the Reference Return may be negatively affected even if the Spot Rate or the UKX had moved favorably at certain times during the term of the securities before moving to an unfavorable level on the Final Valuation Date.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from the Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

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The price of your securities in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately seven months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

The amount payable on the securities is not linked to the value of Reference Asset at any time other than on the Final Valuation Date.

The Final Value will be based on the Official Closing Value of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the Reference Asset appreciates prior to the Final Valuation Date but then decreases on the Final Valuation Date to a level that is less than the Initial Value, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual value of the Reference Asset on the stated Maturity Date or at other times during the term of the securities may be higher than the Final Value, the Payment at Maturity will be based solely on the Official Closing Value of the Reference Asset on the Final Valuation Date.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-11

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level. We cannot predict the Final Level. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on the securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the securities for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Security” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

}	Principal Amount:	$1,000

}	Upside Participation Rate:	500%

}	Hypothetical Initial Level:	9,760 (assuming a Spot Rate of 1.6 and a level of the UKX on the Pricing Date of 6,100. The actual Initial Level will be determined on the Pricing Date, and will be based upon the actual Spot Rate and the actual level of the UKX on the Pricing Date, as determined by the calculation agent.)

}	Hypothetical Maximum Cap:	53.5%

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Security
19,520.00	100.00%	$1,535.00	53.50%
17,568.00	80.00%	$1,535.00	53.50%
15,616.00	60.00%	$1,535.00	53.50%
13,664.00	40.00%	$1,535.00	53.50%
11,712.00	20.00%	$1,535.00	53.50%
11,224.00	15.00%	$1,535.00	53.50%
10,804.32	10.70%	$1,535.00	53.50%
10,248.00	5.00%	$1,250.00	25.00%
9,955.20	2.00%	$1,100.00	10.00%
9,857.60	1.00%	$1,050.00	5.00%
9,760.00	0.00%	$1,000.00	0.00%
9,662.40	-1.00%	$990.00	-1.00%
9,564.80	-2.00%	$980.00	-2.00%
9,272.00	-5.00%	$950.00	-5.00%
8,784.00	-10.00%	$900.00	-10.00%
8,296.00	-15.00%	$850.00	-15.00%
7,808.00	-20.00%	$800.00	-20.00%
5,856.00	-40.00%	$600.00	-40.00%
3,904.00	-60.00%	$400.00	-60.00%
1,952.00	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

FWP-12

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The Official Closing Level of the UKX on the Final Valuation Date is 6,222 and the Spot Rate at that time is 1.6471. The Final Level is 10,248, calculated as follows:

(6,222 × 1.6471) = 10,248

Because the Initial Level is 9,760 and the Final Level is 10,248, the Reference Return is 5.00%, calculated as follows:

(10,248 – 9,760) / 9,760 = 5.00%

Reference Asset
Initial Level	9,760
Final Level	10,248
Reference Return	5.00%
Final Settlement Value:	$1,250.00

In this example, the Reference Return is 5.00%. Because the Reference Return is positive, and the Reference Return multiplied by the Upside Participation Rate is less than the Maximum Cap, the Final Settlement Value would be $1,250.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% × 500%)

= $1,250.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by 500% when the Reference Return is positive and if the amount is equal to or less than the Maximum Cap. In this example, even though the Official Closing Level of the UKX increased over the term of the securities by only 2.00%, the Reference Return is 5.00% due to the decrease of the Spot Rate from the Pricing Date to the Final Valuation Date, and your return on the securities is 25.00%.

Example 2: The Official Closing Level of the UKX on the Final Valuation Date is 6,521.52 and the Spot Rate at that time is 1.7959. The Final Level is 11,712, calculated as follows:

(6,521.52 × 1.7959) = 11,712

Because the Initial Level is 9,760 and the Final Level is 11,712, the Reference Return is 20.00%, calculated as follows:

(11,712 - 9,760) / 9,760 = 20.00%

Reference Asset
Initial Level	9,760
Final Level	11,712
Reference Return	20.00%
Final Settlement Value:	$1,535.00

In this example, the Reference Return is 20.00%. Because the Reference Return is positive, and the Reference Return multiplied by the Upside Participation Rate is greater than the Maximum Cap, the Final Settlement Value would be $1,535.00 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 53.50%)

= $1,535.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return is positive and if the Reference Return multiplied by 500% exceeds the Maximum Cap. In this example, even though the Official Closing Level of the UKX decreased over the term of the securities by -2.00%, due to a decrease in the Spot Rate from the Pricing Date to the Final Valuation Date, the Reference Return is 10.00%. However, because the Reference Return multiplied by 500% exceeds the Maximum Cap, under these circumstances, your return on the securities is limited to the Maximum Cap on the securities of 53.50%.

FWP-13

Example 3: The Official Closing Level of the UKX on the Final Valuation Date is 6,222 and the Spot Rate at that time is 1.2549. The Final Level is 7,808, calculated as follows:

(6,222 × 1.2549) = 7,808

Because the Initial Level is 9,760 and the Final Level is 7,808, the Reference Return is -20.00%, calculated as follows:

(7,808 - 9,760) / 9,760 = -20.00%

Reference Asset
Initial Level	9,760
Final Level	7,808
Reference Return	-20.00%
Final Settlement Value:	$800.00

In this example, the Reference Return is -20.00%. Because the Reference Return is less than zero, the Final Settlement Value would be $800.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -20.00%)

= $800.00

Example 3 shows that you are exposed to a 1% loss of your Principal Amount for each percentage point that the Reference Return is below zero. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES IF THE REFERENCE RETURN IS NEGATIVE. In this example, even though the Official Closing Level of the UKX increased over the term of the securities by 2.00%, due to an increase in the Spot Rate from the Pricing Date to the Final Valuation Date, the reference return is -20.00%.

FWP-14

INFORMATION RELATING TO THE REFERENCE ASSET

Description of the UKX

The UKX is an index calculated, published and disseminated by FTSE, an independent company jointly owned by the London Stock Exchange and The Financial Times.  The UKX measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange.

For more information about the UKX, see “The FTSETM 100 Index” on page S-13 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the UKX

The following graph sets forth the historical performance of the UKX based on the daily historical closing levels from January 1, 2008 through March 5, 2015. The closing level for the UKX on March 5, 2015 was 6,961.14. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the UKX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the UKX on the Final Valuation Date.

FWP-15

Historical Performance of the british pound sterling

The following graph sets forth the historical performance of the British pound sterling based on its exchange rate relative to the U.S. dollar from January 1, 2008 through March 5, 2015. The GBP/USD exchange rate on March 5, 2015 was 1.524. We obtained the exchange rates below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The exchange rates displayed in the graphs below are for illustrative purposes only.

The historical exchange rates should not be taken as an indication of future performance, and no assurance can be given as to the exchange rates on the Pricing Date or Final Valuation Date, as applicable. We cannot give you assurance that the performance of the British pound sterling will result in the return of any of your initial investment. The closing exchange rates in the graphs below were the rates reported by the Bloomberg Professional® Service and may not be indicative of the exchange rate that would be derived from the applicable Reuters page.

FWP-16

EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.50% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the UKX, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the UKX, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the UKX, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the UKX, as the case may be, is or becomes a PFIC or a USRPHC.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-17

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, any accompanying underlying supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, any accompanying underlying supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, any accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, any accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Accelerated Market Participation Securities Linked to the

Dollar-Adjusted FTSETM 100 Index

March 9, 2015

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-8
Illustrative Examples	FWP-12
Information Relating to the Reference Asset	FWP-15
Historical Performance of the British Pound Sterling	FWP-16
Events of Default	FWP-17
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-17
U.S. Federal Income Tax Considerations	FWP-17

Equity Index Underlying Supplement
Risk Factors	S-2
The DAX® Index	S-7
The Dow Jones Industrial AverageSM	S-9
The EURO STOXX 50® Index	S-11
The FTSE® 100 Index	S-13
The Hang Seng® Index	S-14
The Hang Seng China Enterprises Index	S-16
The KOSPI 200 Index	S-19
The MSCI Indices	S-22
The NASDAQ 100 Index®	S-26
The Nikkei 225 Index	S-30
The PHLX Housing SectorSM Index	S-32
The Russell 2000® Index	S-36
The S&P 100® Index	S-40
The S&P 500® Index	S-44
The S&P 500® Low Volatility Index	S-47
The S&P BRIC 40 Index	S-50
The S&P MidCap 400® Index	S-52
The TOPIX® Index	S-55
Additional Terms of the Notes	S-57
Prospectus Supplement
Risk Factors	S-1
Risks Relating to Our Business	S-1
Risks Relating to All Note Issuances	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58